EXHIBIT 99.1

Contacts:

Devra Shapiro	Stephanie Carrington/Jared Hoffman
IPC The Hospitalist Company, Inc.	The Ruth Group
(818) 766-3502	646-536-7017/7013
scarrington@theruthgroup.com
jhoffman@theruthgroup.com

IPC The Hospitalist Company Announces Board of Director Member Changes

NORTH HOLLYWOOD, CA – March 20, 2008 – IPC The Hospitalist Company, Inc. (NASDAQ: IPCM), a leading provider of hospitalist services, announced today the election of Woodrin Grossman to its board of directors. Mr. Grossman will serve on the audit and nominating and governance committees.

In June 2005, Mr. Grossman retired as partner and healthcare practice leader of PricewaterhouseCoopers after 37 years of service with the firm. With PricewaterhouseCoopers, Mr. Grossman served as the audit partner for audits of Fortune 500 and other companies. Mr. Grossman served as Senior Vice President-Strategy and Development of Odyssey HealthCare Inc. from January 2006 to December 2007 and as a director from July 2005 to January 2006. Mr. Grossman received a B.S. from Moravian College and an MBA from the Wharton School at the University of Pennsylvania. He currently serves on the board of Kinetic Concepts Inc. and Encompass Home Health.

Adam D. Singer, M.D., Chief Executive Officer, noted, “I am pleased to welcome Woody Grossman to our board. Woody is a seasoned executive in the healthcare industry who brings a breadth of industry knowledge and auditing expertise that will be extremely valuable to us as a newly public company. We look forward to working with Woody as we focus on enhancing our performance and achieving our goal of continuing to be a leader in the hospitalist space.”

IPC also announced that long standing board member, Barry Smith has informed the board that he will tender his resignation effective with the next board meeting as he has been asked by the leadership of the LDS Church to serve full-time as a mission president requiring him to leave all for-profit and non-profit boards.

Dr. Singer commented, “Barry has been a valuable member of the IPC team for many years and we will certainly miss working with him personally and the health care business expertise he brought to our board, but we wish him well in his new role.”

About IPC The Hospitalist Company

IPC The Hospitalist Company, Inc. (NASDAQ: IPCM) is a leading physician group practice company focused on the delivery of hospitalist medicine services. IPC’s physicians and affiliated providers manage the care of hospitalized patients in coordination with primary care physicians and specialists. The Company provides its hospitalists with the comprehensive training, information technology, and management support systems necessary to improve the quality and reduce the cost of inpatient care in the facilities it serves. For more information, visit the IPC website at www.hospitalist.com.